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                                                                    Exhibit 12.2

                              TWE GENERAL PARTNERS
                       RATIO OF EARNINGS TO FIXED CHARGES
                          (in millions, except ratios)

                                                                                            Years Ended December 31,
                                                                        ---------------------------------------------------------
                                                                           2001        2000        1999        1998        1997
                                                                           ----        ----        ----        ----        ----
                                                                        Historical  Historical  Historical  Historical  Historical
                                                                        ----------  ----------  ----------  ----------  ----------
WCI
Earnings:
     Income (loss) before income taxes and cumulative effect
        of accounting charge                                              $(2,633)     $ 536      $ 2,046      $ 479     $ 1,026
     Interest expense                                                          34         10           24         23          23
     Capitalized interest                                                       -          -            -          -           -
     Amortization of capitalized interest                                       -          -            -          -           -
     Portion of rents representative of an interest factor                     21         19           16         20          17
     Preferred stock dividend requirements of majority-owned
        subsidiaries                                                            -          -            -          -           -
     Adjustment for partially owned subsidiaries and 50%
        owned companies                                                       156      1,110        1,767        817         898
     Undistributed (earnings) losses of less than 50% owned
        companies                                                             337         22          (40)        13          (7)
                                                                          -------    -------      -------    -------     -------
              Total earnings                                              $(2,085)   $ 1,697      $ 3,813    $ 1,352     $ 1,957
                                                                          =======    =======      =======    =======     =======


Fixed charges:
     Interest expense                                                        $ 34       $ 10         $ 24       $ 23        $ 23
     Capitalized interest                                                       -          -            -          -           -
     Portion of rents representative of an interest factor                     21         19           16         20          17
     Preferred stock dividend requirements of majority-owned
        subsidiaries                                                            -          -            -          -           -
     Adjustment for partially owned subsidiaries and 50% owned
        companies                                                             657        741          582        638         589
                                                                            -----      -----        -----      -----       -----

              Total fixed charges                                           $ 712      $ 770        $ 622      $ 681       $ 629
                                                                            =====      =====        =====      =====       =====

Ratio of earnings to fixed charges (deficiency in the coverage
   of fixed charges by earnings before fixed charges)                     $(2,797)       2.2          6.1        2.0         3.1
                                                                          =======    =======      =======    =======     =======